EX-16.1
       LETTER ON CHANGE IN CERTIFYING ACCOUNTANT


Barry L. Friedman
Certified Public Accountant
1582 Tulita Drive
Las Vegas, Nevada 89123
(702) 361-8414


January 11, 2001


U.S.Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Everlert, Inc.

Dear Sir/Madame:

I am addressing this letter in connection with the filing of a Form 10-SB which contains a disclosure reflecting my resignation as principal accountant for Everlert, Inc., a Nevada corporation, in compliance with Item 304(a)(3) of Regulation S-B. I agree with the statements made by the Registrant in response to Item 304(a)(1) of Regulation S-B as will be contained in this Form 10-SB.

Sincerely,


/s/  Barry L. Friedman
Barry L. Friedman, Certified Public Accountant